EXHIBIT 10.24

CITY NATIONAL CORPORATION

EXECUTIVE COMMITTEE

CHANGE IN CONTROL SEVERANCE PLAN

Introduction

The Board of Directors of City National Corporation (the “Company”) recognizes that the possibility of a Change in Control of the Company, and the uncertainty it creates, may result in the loss or distraction of employees of the Company to the detriment of the Company and its stockholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders.  The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

In addition, the Board believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control.

Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control.

Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

1.                                       Establishment of Plan.  As of the Effective Date, the Company hereby establishes the City National Corporation Executive Committee Change in Control Severance Plan, as set forth in this document.

2.                                       Definitions.  As used herein, the following words and phrases shall have the following respective meanings:

(a)                                  Affiliated Company.  Any company controlled by, controlling or under common control with the Company.

(b)                                 Annual Base Salary.  12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Participant by the Company and the Affiliated Companies in respect of the one-year period immediately preceding the month in which the Change in Control occurs.

(c)                                  Board.  The Board of Directors of the Company.

(d)                                 Cause.  “Cause” means (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Participant’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.  No act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.  The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Participant, if the Participant is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

(e)                                  Change in Control.  A “Change in Control” means the first to occur of the following:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this sub-section (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this section 2(e) or (E) any acquisition by the Goldsmith family or any trust or partnership for the benefit of any member of the Goldsmith family; or

(ii)                                  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contest by or on behalf of a Person other than the Board; or

(iii)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company (or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding (x) any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or (y) the Goldsmith family or any trust or partnership for the benefit of any member of the Goldsmith family) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the Company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)                              Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f)                                    Code.  The Internal Revenue Code of 1986, as amended from time to time.

(g)                                 Committee.  Subject to Section 13, the Compensation, Nominating and Governance Committee of the Board, or its duly authorized designee.

(h)                                 Company.  City National Corporation, an Affiliated Company, and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

(i)                                     Date of Termination.  The date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination, which date shall not be more than 30 days after the giving of such notice.  The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”  If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant.  If the Participant’s employment is terminated by reason of  Disability, the Date of Termination shall be the date of the Company determination as provided in Section 2.(j), below.

(j)                                     Disability.  A termination for “Disability” shall have occurred if the Company determines in good faith that the Participant has been absent from his or her duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(k)                                  Effective Date.  December 31, 2008.

(l)                                     Highest Annual Bonus.  The greater of (i) the Recent Annual Bonus and (ii) the annual bonus paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Participant was employed for less than 12 full months), for the most recently completed fiscal year following the Change in Control, if any.

(m)                               Good Reason.  “Good Reason” means actions taken by the Company that result in a material negative change in the employment relationship.  For these purposes, a “material negative change in the employment relationship” shall include, without limitation:

(i)                                     the assignment to the Participant of duties materially inconsistent with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect prior to the Change in Control, or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which the Participant retains authority;

(ii)                                  a material diminution in the authorities, duties or responsibilities of the person to whom the Participant is required to report;

(iii)                               a reduction of ten (10) percent or greater of (A) the Participant’s Annual Base Salary, the Participant’s annual bonus or the Participant’s annual long-term incentive compensation, in each case, as in effect immediately prior to the Change in Control; (B) the other compensation and benefits, in the aggregate, provided to the Participant immediately prior to the Change in Control;

(iv)                              the Company’s requiring the Participant (A) to be based at any office or location resulting in a material increase in the Participant’s commute to and from the Participant’s primary residence (for this purpose an increase in the Participant’s commute by 30 miles or more than required immediately prior to the Change in Control shall be deemed material) or (B) to be based at a location other than the principal executive offices of the Company if the Participant was employed at such location immediately preceding the Change in Control; or

(v)                                 any other action or inaction that constitutes a material breach by the Company of this Plan, including the Company’s failure to require any successor to the Company to comply with the Plan.

In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within one year following the Change in Control in order for such termination as a result of such condition to constitute a termination for Good Reason.  The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.  A Participant’s failure to assert any right the Participant may have to terminate employment for Good Reason shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Anything in this Plan to the contrary notwithstanding, a termination by the Participant for any reason pursuant to a Notice of Termination given during the 30-day period immediately preceding the first anniversary of the Change in Control shall be deemed to be a termination for Good Reason for all purposes of this Plan and the foregoing notice and cure provisions shall not be applicable.

(n)                                 Notice of Termination.  A written notice that (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice).  The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

(o)                                 Participant.  A member of City National’s Executive Committee, who meets the eligibility requirements set forth in Section 3 hereof.

(p)                                 Plan.  This City National Corporation Executive Committee Change in Control Severance Plan.

(q)                                 Qualified Termination.  Any termination of a Participant’s employment, during the one-year period beginning on the date of a Change in Control, by the Participant for Good Reason or by the Company other than for Cause, death or Disability.  Notwithstanding the foregoing, if a Change in Control occurs and if the Participant’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then a “Qualifying Termination” shall be deemed to have occurred on the Change in Control.

(r)                                    Recent Annual Bonus.  The Participant’s highest bonus earned under the Company’s annual incentive plans for the last three full fiscal years prior to the Change in Control (or for such lesser number of full fiscal years prior to the Change in Control for which the Participant was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial fiscal year).  If the Participant has not been eligible to earn such a bonus for any fiscal year prior to the Change in Control, the “Recent Annual Bonus” shall mean the Participant’s target annual performance bonus for the year during which the Change in Control occurs.

3.                                       Eligibility.  An employee shall be a Participant in the Plan if the employee (a) is a member of City National’s Executive Committee as of immediately prior to a Change in Control; (b) is not party to a Change in Control Employment Agreement with the Company as of immediately prior to a Change in Control; (c) is not a participant in another Change in Control severance plan as of immediately prior to the Change in Control; and (d) does not have a separate written agreement with the Company providing that he or she will not be eligible to receive payments and/or benefits due to a Change in Control.

4.                                       Separation Benefits.

(a)                                  Qualified Termination.  In the event that a Participant suffers a Qualified Termination,

(i)                                     the Company shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(A)                              the sum of (1) the Participant’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the Participant’s business expenses that have not been reimbursed by the Company as of the Date of Termination; (3) the Participant’s annual bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has not been paid as of the Date of Termination; (4) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), (3) and (4), the “Accrued Obligations”) and (5) an amount equal to the product of (x) the Highest Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”); provided, that notwithstanding the foregoing, if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual bonus described in clause (1) or (3) above, then for all purposes of this Section 4, such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clauses (1) or (3), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and

(B)                                the amount equal to two times the sum of (x) the Participant’s Annual Base Salary and (y) the Highest Annual Bonus; and

(C)                                an amount equal to the contributions to the Participant’s account in the Company’s Profit Sharing Plan which the Participant would receive if the Participant’s employment continued for two years after the Date of Termination assuming for this purpose that all such contributions are fully vested, and, assuming that the Company’s contribution to the Profit Sharing Plan in each such year is in an amount equal to the greatest amount contributed by the Company in any of the three years ending prior to the Effective Date.

(ii)                                  Welfare Benefits.  For two years following the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, (the “Benefits Period”), the Company shall provide the Participant and his eligible dependents with medical, prescription, vision and dental insurance coverage (the “Health Care Benefits”) and life insurance and disability benefits no less favorable to those which the Participant and his spouse and eligible dependents were receiving immediately prior to the Date of Termination or, if more favorable to such persons, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from the Participant’s income for federal income tax purposes; provided, further, however, that if the Participant becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.  The Company shall use its reasonable best efforts to ensure that, following the end of the Benefits Period, the Participant and the Participant’s spouse and eligible dependents shall be eligible to elect continued health coverage pursuant to Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Participant’s employment with the Company had terminated as of the end of such period.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree welfare benefits pursuant to the Company’s retiree welfare benefit plans, if any, the Participant shall be considered to have remained employed until the end of the Benefits Period and to have retired on the last day of such period.

(iii)  Outplacement Services.  The Company shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in the Participant’s sole discretion, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination.

(b)                                 Death.  If the Participant’s employment is terminated by reason of the Participant’s death during the one-year period beginning on the date of a Change in Control, the Company shall provide the Participant’s estate or beneficiaries with the Accrued Obligations (subject to the proviso set forth in Section 4(a)(i)(A) to the extent applicable) and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits (subject to the proviso set forth in Section 4(a)(i)(A) to the extent applicable), and shall have no other severance obligations under this Plan.  The Accrued Obligations and the Pro Rata Bonus shall be paid to the Participant’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 4(b) shall include, without limitation, and the Participant’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to the Participant’s estate and/or the Participant’s beneficiaries, as in effect on the date of the Participant’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c)                                  Disability.  If the Participant’s employment is terminated by reason of the Participant’s Disability during the one-year period beginning on a Change in Control, the Company shall provide the Participant with the Accrued Obligations and Pro Rata Bonus and the timely payment or delivery of the Other Benefits (subject to the proviso set forth in Section 4(a)(1)(A) to the extent applicable) in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Plan.  The Accrued Obligations (subject to the proviso set forth in Section 4(a)(i)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Participant in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 4(c) shall include, and the Participant shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Change in Control or, if more favorable to the Participant and/or the Participant’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d)                                 Cause; Other Than for Good Reason.  If the Participant’s employment is terminated for Cause during the one-year period beginning upon the occurrence of a Change in Control, the Company shall provide the Participant with the Participant’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits (disregarding the proviso set forth in Section 4(a)(i)(A) to the extent applicable), and shall have no other severance obligations under this Plan.  If the Participant voluntarily terminates employment during the one-year period following a Change in Control, excluding a termination for Good Reason, the Company shall provide to the Participant the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, subject to the proviso set forth in Section 4(a)(i)(A) to the extent applicable, and shall have no other severance obligations under this Plan.  In such case, all the Accrued Obligations and the Pro Rata Bonus shall be paid to the Participant in a lump sum in cash within 30 days of the Date of Termination.

5.                                       Certain Additional Payments by the Company.

(a)                                  Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the applicable Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that the Participant is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 4(a)(i)(B), (ii) Section 4(a)(ii), (iii) Section 4(a)(i)(A)(5) and (iv) Section 4(a)(iii).  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced.  If the reduction of the amount payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Plan shall be reduced pursuant to this Section 5(a) and the Participant shall be entitled to the Gross-Up Payment.  The Company’s obligation to make Gross-Up Payments under this Section 5 shall not be conditioned upon a Participant’s termination of employment.

(b)                                 Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other nationally recognized certified public accounting firm as may be designated by the affected Participant (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Participant.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 5(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Under-payment shall be promptly paid by the Company to or for the benefit of the Participant.

(c)                                  The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after the Participant is informed in writing of such claim.  The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)                               cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or to contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant’s behalf pursuant to Section 5(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 5(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Participant’s behalf pursuant to Section 5(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)                                  Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 5(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision of this Section 5, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of any Gross-Up Payment, and the Participant hereby consents to such withholding.

(f)                                    Definitions.  The following terms shall have the following meanings for purposes of this Section 5.

(i)                                     “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)                                  “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the

Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii)          A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(iv)          The “Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

6.             Full Settlement.  The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and no amounts received from other employment shall serve to mitigate the payments hereunder.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, for all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan) (each, a “Contest”), plus, in each case, interest.  In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 6 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.  Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of the Affiliated Companies.  Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of the Affiliated Companies (“Other Benefits”) shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement.  Without limiting the generality of the foregoing, the Participant’s resignation under this Plan with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Companies or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  The payments provided pursuant to Section 4 shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, retention bonuses, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued paid time off, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.  Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to Section 4(a) of this Plan, the Participant shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Plan.

7.             Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

8.             Amendments; Termination.  The Company reserves the right to amend, modify, suspend or terminate the Plan hereunder at any time by action of a majority of the Committee; provided that no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of any Participant shall be effective until the applicable Cutback Effective Date (as defined in the next sentence), except modifications to comply with legal requirements, including, without limitation Section 409A of the Internal Revenue Code.  Initially, the Cutback Effective Date shall be December 31, 2010; provided that commencing on December 31, 2009, and on each annual anniversary thereof (each of December 31, 2009 and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Cutback Effective Date shall be extended until the second anniversary of such Renewal Date, unless at least 60 days prior to such Renewal Date, the Company shall have given notice to the Participants that the Cutback Effective Date will not be so renewed.

9.             Assignment.  The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan.  As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.  It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

10.           Withholding.  The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

11.           Gender and Plurals.  Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

12.           Plan Controls.  In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

13.           Post-Change in Control Committee.  This Plan shall be administered by the Committee, provided that in the event of an impending Change in Control, the Committee may appoint a person (or persons) independent of the third party effectuating the Change in Control to be the Committee effective upon the occurrence of a Change in Control (the “Independent Committee”) and the Independent Committee shall not be removed or modified following a Change in Control.

14.           Benefits Claims and Appeals.  The Plan is not intended to be subject to ERISA. If, and only if, however, the Plan is determined to be subject to ERISA, the intention of the Company is that it shall be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and this Section 14 shall apply.  The Committee shall establish a claims and appeals procedure applicable to Participants under the Plan.  Unless otherwise required by applicable law, such procedures will provide that a Participant has not less than 60 days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within 60 days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Participant must supply in order to perfect a claim for benefits.  Notwithstanding the foregoing, the claims and appeals procedure established by the Committee will be provided for the use and benefit of Participants who may choose to avail themselves of such procedures, but compliance with the provisions of these claims and appeals procedures by the Participant will not be mandatory for any Participant claiming benefits after a Change in Control.  It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Participant claims entitlement.

15.           Grantor Trust.  The Committee may establish a trust with a bank trustee, for the purpose of paying benefits under this Plan.  If so established, the trust shall be a grantor trust subject to the claims of the Company’s creditors and shall, immediately prior to a Change in Control, be funded in cash or common stock of the Company or such other assets as the Committee deems appropriate with an amount equal to 100 percent of the aggregate benefits payable under this Plan assuming that all Participants in the Plan incurred a termination of employment entitling them to the benefits under Section 4 and, if applicable, Section 5, or such lesser amount as the Committee shall determine prior to the Change in Control; provided, however, that the trust shall not be funded with respect to a Participant if the funding thereof would result in taxable income to the Participant by reason of Section 409A(b) of the Code; and

provided, further, that in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.  Notwithstanding the establishment of any such trust, a Participant’s rights hereunder will be solely those of a general unsecured creditor.

16.           Indemnification.  To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

17.           Section 409A of the Code.  The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.  Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan.  If a Participant dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death.  All reimbursements and in-kind benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Participant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Change in Control).

18.             The Participant and the Company acknowledge that, except as may otherwise be provided herein or under any other written agreement between the Participant and the Company, the employment of the Participant by the Company is “at will” and prior to a Change in Control, the Participant’s employment may be terminated by either the Participant or the Company at any time, in which case the Participant shall have no further rights under this Plan.

19.             Notices.  (a) Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:

City National

Attn.: HR Director

555 S. Flower Street, 18th Floor

Los Angeles, California 90071

(b)  Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail to that person’s last known address as reflected on the books and records of the Company.

20.           The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

21.           Compliance With Section 111 of EESA. Solely to the extent, and for the period, required by the provisions of Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) applicable to participants in the Capital Purchase Program under EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008: (a) each “Senior Executive Officer” within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008 who participates in this Plan or is a party to any agreement which includes benefits under this Plan shall be ineligible to receive compensation hereunder to the extent that the Compensation, Nominating & Governance Committee of the Board of Directors of the Company determines this Plan includes incentives for the Senior Executive Officer to take unnecessary and excessive risks that threaten the value of City National Corporation or City National Bank; (b) each Senior Executive Officer who participates in this Plan shall be required to forfeit any bonus or incentive compensation paid to the Senior Executive Officer hereunder during the period that the Department of the Treasury holds a debt or equity position in the Company based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (c) the Company shall be prohibited from making to each Senior Executive Officer who participates in this Plan, and each such Senior Executive Officer shall be ineligible to receive hereunder, any “golden parachute payment” in connection with the Senior Executive Officer’s “applicable severance from employment,” in each case, within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

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